Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

LICENSE AGREEMENT

between

SANOFI

and

FIRST WAVE BIOPHARMA, INC.

Dated as of September 13, 2023

TABLE OF CONTENTS

Article 1 DEFINITIONS		5

Article 2 GRANT OF RIGHTS		16

2.1.	Grants to Licensee	16
2.2.	Retention of Rights	16
2.3.	Sublicenses	16
2.4.	No Implied Rights	16
2.5.	Disclosure and Digitalization of Licensed Know-How	16
2.6.	Transferred Materials	17
2.7.	Technical Assistance	17
2.8.	Sanofi Right of First Refusal	17

Article 3 DEVELOPMENT AND REGULATORY		18

3.1.	Development	18
3.2.	Reports	18
3.3.	Records	18
3.4.	Compliance	19
3.5.	Development Subcontracting	19
3.6.	Regulatory Matters; Regulatory Responsibilities	19

Article 4 COMMERCIALIZATION		19

4.1.	In General	19
4.2.	Commercialization Report	19
4.3.	Commercialization Diligence	19
4.4.	Compliance with Applicable Law	20
4.5.	Sales and Distribution	20
4.6.	Commercialization Subcontracting	20

Article 5 MANUFACTURE AND SUPPLY		20

5.1.	In General	20
5.2.	Manufactuing by Third Parties	20

Article 6 PAYMENTS		20

6.1.	Upfront Payment	20
6.2.	Milestones	21
6.3.	Royalties	23
6.4.	Sublicense Revenue	24
6.5.	Transfer Revenue	24
6.6.	Priority Review Voucher	25

6.7.	Mode of Payment; Currency Conversion	25
6.8.	Taxes	25
6.9.	Interest on Late Payments	25
6.10.	Financial Records	26
6.11.	Audit	26
6.12.	Audit Dispute	26
6.13.	Confidentiality	26

Article 7 INTELLECTUAL PROPERTY		27

7.1.	Ownership of Arising Information and Inventions	27
7.2.	Derived Patents	27
7.3.	Third Party Licenses	27
7.4.	Product Trademarks	27

Article 8 PHARMACOVIGILANCE AND SAFETY		28

8.1.	Global Safety Database	28
8.2.	Pharmacovigilance Agreement	28

Article 9 CONFIDENTIALITY AND Non-Disclosure		28

9.1.	Confidentiality Obligations	28
9.2.	Permitted Disclosures	29
9.3.	Use of Name	30
9.4.	Press Releases	31
9.5.	Publications	31
9.6.	Destruction of Confidential Information	31

Article 10 REPRESENTATIONS AND WARRANTIES		32

10.1.	Mutual Representations and Warranties	32
10.2.	Representations and Warranties of Sanofi	32
10.3.	Representations, Warranties and Covenants of Licensee	32
10.4.	DISCLAIMER OF WARRANTY	33
10.5.	ADDITIONAL WAIVER	33

Article 11 Indemnity		33

11.1.	Indemnification of Sanofi	33
11.2.	Indemnification of Licensee	34
11.3.	Notice of Claim	34
11.4.	Control of Defense	34
11.5.	Limitation on Damages and Liability	36
11.6.	Insurance	36

Article 12 Term and Termination		36

12.1.	Effective Date	36
12.2.	Term	37
12.3.	Termination of this Agreement for Material Breach	37
12.4.	Termination by Licensee for Convenience	37
12.5.	Termination Upon Insolvency	37
12.6.	Rights in Bankruptcy	37
12.7.	Consequences of Termination	38
12.8.	Accrued Rights; Surviving Obligations	38

Article 13 Miscellaneous		39

13.1.	Force Majeure	39
13.2.	Alliance Managers	39
13.3.	Export Control	39
13.4.	Assignment	40
13.5.	Severability	40
13.6.	Dispute Resolution	40
13.7.	Governing Law, Jurisdiction, Venue and Service	41
13.8.	Notices	41
13.9.	Entire Agreement; Amendments	42
13.10.	English Language	42
13.11.	Equitable Relief	42
13.12.	Waiver and Non-Exclusion of Remedies	43
13.13.	No Benefit to Third Parties	43
13.14.	Further Assurance	43
13.15.	Relationship of the Parties	43
13.16.	Counterparts	43
13.17.	References	43
13.18.	Construction	44
13.19.	Affiliates	44

Schedules

Schedule 1.60	Licensed Compound(s)
Schedule 1.61	Licensed Know-How
Schedule 1.73	[***]
Schedule 2.5	Digitalization Services
Schedule 2.6	Transferred Materials
Schedule 3.1.2	Development Plan
Schedule 9.4	Press Release

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of September 12, 2023 (the “Effective Date”) by and between Sanofi, a French corporation, having offices at 46 avenue de la Grande Armée 75017 Paris FRANCE (“Sanofi” or “Licensor”) and First Wave BioPharma, Inc., a Delaware corporation, having offices located at 777 Yamato Road, Suite 502, Boca Raton, FL 33431, USA (“Licensee”). Sanofi and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sanofi owns or Controls (as defined herein) certain Know-How (as defined herein) and property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi wishes to grant to Licensee, and Licensee wishes to receive, an exclusive license under such Know-How and property rights to Exploit (as defined herein) Licensed Products in the Field (as defined herein) and in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.           “Accountant” has the meaning set forth in Section 6.12.

1.2.           “Additional Licensed Know-How” has the meaning set forth in Section 2.5.

1.3.           “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.4.           “Agreement” has the meaning set forth in the preamble hereto.

1.5.           “Alliance Manager” has the meaning set forth in Section13.2.

1.6.           “Applicable Law” means all applicable laws, rules and regulations, including any rules, regulations, guidelines (including without limitation Good Clinical Practices, Good Laboratory Practices and Goods Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.7.           “Assistance Period” has the meaning set forth in Section 2.7.

1.8.           “Breaching Party” has the meaning set forth in Section 12.3.

1.9.           “Business Day” means a day other than a Saturday or Sunday on which banking institutions in [***], [***] is not closed.

1.10.         “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1.

1.11.         “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31.

1.12.         “CDA” means the Confidentiality Agreement dated [***], entered by and between the Parties.

1.13.         “CFDA” means the China Food and Drug Administration and any successor agency thereto.

1.14.         “Change of Control” means, with respect to a Party, (a) any sale, exchange, transfer, or issuance to or acquisition by a Third Party (or Third Parties) of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls (as defined in Section 1.3) (such Affiliate, a “Parent” of such Party) , whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions, but excluding the issuance of shares in financing transactions, including but not limited to any venture capital financing, registered direct offering, private placement, PIPE, public offering under Form S-1 or S-3 or any other public offering; (b) a merger or consolidation under applicable Law of such Party with a Third Party in which the shareholders of a Party or such Parent immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (c) a sale or other disposition of all or substantially all of the assets of such Party to which this Agreement relates to one (1) or more Third Party in one transaction or a series of related transactions.

1.15.         “Clinical Data” means all data, reports and results with respect to the Licensed Compound and the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.

1.16.         “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.17.         “Combination Product” means a product that consists of or contains a Licensed Product together with one or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package or as separately packaged products invoiced for a single price.

1.18.         “Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Market Approval) directed to the marketing, promotion and sale of such Licensed Product in the Field in the Territory after Market Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.

1.19.         “Commercially Reasonable Efforts” means the level of efforts and resources expended by Licensee, which efforts would be comparable to the efforts and resources typically expended or used in the biopharmaceutical industry by similarly situated companies (for instance, those with resources and expertise similar to those of Licensee) for Licensed Compound(s) or Licensed Product(s) of similar market potential at a similar stage in development or product life. Commercially Reasonable Efforts would be determined on a country-by-country basis (or region-by-region, where applicable).

1.20.         “Commercialization Report” has the meaning set forth in Section 4.2.

1.21.         “Complaining Party” has the meaning set forth in Section 12.3.

1.22.         “Confidential Information” has the meaning set forth in Section 9.1.

1.23.         “Control” means, with respect to any property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to assign or grant a license, sublicense or other right to or under such property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.24.         “Data” means information and results, such as including preclinical data, in vitro and in vivo data, in silico data, clinical data, regulatory, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, and quality control data.

1.25.         “Data Package” means the following information for any Licensed Product: (a) all summaries and analyses of scientific data and results generated or compiled by or on behalf Licensee with respect to such Licensed Product, including Clinical Data; (b) a schedule identifying all Patents owned or otherwise Controlled by Licensee or any of its Affiliates that claim or cover such Licensed Product, including Patents that claim or cover the composition of matter of, or any method of using, such Licensed Product; (c) any and all reports regarding the Patents covering such Licensed Product (and any other property needed to Exploit such Licensed Product) provided that Licensee shall be not required to provide privileged information with respect to such Patents’ status, unless and until procedures reasonably acceptable to Licensee are in place to protect such privilege; (d) any protocols or proposed designs for anticipated Clinical Studies with respect to such Licensed Product; (e) a good faith estimate, broken down on a Calendar Year basis, of the costs to Develop and Commercialize such Licensed Product in the Field in the Territory; (f) any plans or data regarding marketing opportunity or Commercialization for such Licensed Product in the Field in the applicable portion of the Territory; (g) copies of all Licensed Product agreements; and (h) any other information that would be reasonably necessary or useful for Sanofi to make an informed decision in accordance with Section 2.8 (Sanofi Right of First Refusal). Any Data Package shall constitute Confidential Information of Licensee.

1.26.         “Declined ROFR” has the meaning set forth in Section 2.8.1.

1.27.         “Derived Patent” means any Patent filed by Licensee, its Affiliate or its Sublicensee after the Effective Date the claims of which are supported by data included in the Licensed Know-How.

1.28.         “Development” means, with respect to a Licensed Product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, manufacture process development, Clinical Studies, including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Market Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

1.29.         “Development and Regulatory Milestone Event” has the meaning set forth in Section 6.2.1.

1.30.         “Development and Regulatory Milestone Payment” has the meaning set forth in Section 6.2.1.

1.31.         “Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2.

1.32.         “Digitalization Services” has the meaning set forth in Section 2.5.

1.33.         “Disclosing Party” has the meaning set forth in Section 9.1.

1.34.         “Dispute” has the meaning set forth in Section 13.6.

1.35.         “Dollars” or “$” means United States Dollars (“USD”).

1.36.         “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.37.         “Effective Date” has the meaning set forth in the preamble hereto .

1.38.         “EMA” means the European Medicines Agency and any successor agency thereto.

1.39.         “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time.

1.40.         “Euros” or “€” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

1.41.         “European Union” or “EU” means the economic, scientific and political organization of member states as it may be constituted from time to time.

1.42.         “Executive Officers” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.

1.43.         “Exploit” means, with respect to a Licensed Compound or Licensed Product, use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise dispose of such Licensed Product, and “Exploitation” means the act of Exploiting a Licensed Product.

1.44.         “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.45.         “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.46.         “Field” means all human diagnostic, prophylactic and therapeutic uses.

1.47.         “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.48.         “Force Majeure Event” has the meaning set forth in Section 13.1.

1.49.         “GAAP” means United States generally accepted accounting principles consistently applied.

1.50.         “Generic Entry” has the meaning set forth in Section 6.3.2.(ii).

1.51.         “Generic Product” has the meaning set forth in Section 6.3.2.(ii).

1.52.         “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.53.         “Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.54.         “Indemnified Party” has the meaning set forth in Section 11.3.

1.55.         “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 11.1 or Section 11.2.

1.56.         “Indication” means any distinct human disease category, as evidenced by the filing of a specific Drug Approval Application (or supplemental Drug Approval Application, as the case may be).

1.57.         “Information and Inventions” means practices, formulas, instructions, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions, and tangible embodiments of any of the foregoing.

1.58.         “Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.59.         “Know-How” means technical or scientific information, including Data (i.e., information and results, whether in raw or aggregate form, including preclinical data, in vitro, in vivo and in silico data, clinical data, and all regulatory, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety and quality control data), compositions of matter, formulas, materials, methods, processes, procedures, practices, protocols, techniques, discoveries, inventions, specifications, designs, trade secrets, including any of the foregoing included or referenced in regulatory documentation.

1.60.         “Licensed Compound(s)” means (a) Capeserod (SL650155), a 5-HT4 patrial agonist, and [***].

1.61.         “Licensed Know-How” means the Know-How owned or Controlled by Sanofi or any of its Affiliates as of the Effective Date of this Agreement, as listed on Schedule 1.61 (Licensed Know-How).

1.62.         “Licensed Product(s)” means any pharmaceutical product, in any dosage strength or formulation, containing a Licensed Compound as an active ingredient, alone or in combination with one or more other active ingredients.

1.63.         “Licensee” has the meaning set forth in the preamble hereto.

1.64.         “Licensee Indemnitees” has the meaning set forth in Section 11.2.

1.65.         “Losses” has the meaning set forth in Section 11.1.

1.66.         “MAA” has the meaning set forth in Section 1.32.

1.67.         “Major Markets” means [***].

1.68.         “Manufacture” and “Manufacturing” means, with respect to a Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, Manufacture Process Development, stability testing, quality assurance or quality control of such Licensed Product or any intermediate thereof.

1.69.         “Market Approval” means an approval from a Regulatory Authority necessary for the distribution, pricing, reimbursement, marketing or sale of a Licensed Product in the jurisdiction of such Regulatory Authority.

1.70.         “Milestone Event” means each of the events identified as a milestone event in Section 6.2.1 or Section 6.2.2.

1.71.         “Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.72.         “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.73.         “Net Sales” means, for any period with respect to the Licensed Product, the gross amount invoiced by Licensee or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), minus deductions for: (a) [***]; (b) [***]; (c) [***]; (d) [***]; and (e) [***]. Any of the deductions listed above that involves a payment by Licensee or any of its Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction “[***]. If either a Licensed Product or another product within the Combination Product is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of the Licensed Compound and all other products within such Combination Product, taking into consideration all other factors reasonably relevant to the relative value of each; provided, that if, notwithstanding such good faith negotiation, the Parties are unable to agree on a reasonable adjustment to Net Sales in such country within [***] days after notice by a Party requesting that they negotiate such an adjustment, then either Party shall have the right to submit such matter for resolution pursuant to Schedule 1.73 ([***]).

In the case of [***]and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Licensee’s, or its Affiliates’ existing allocation method; provided, that any such allocation shall be done in accordance with [***], including any price reporting laws, rules and regulations.

Licensee’s or any of its Affiliates’ transfer of any Licensed Product to an Affiliate shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate in the course of its commercial activities.

1.74.         “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.75.         “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.76.         “Payments” has the meaning set forth in Section 6.8.

1.77.         “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.78.         “Phase 2 Clinical Study” means a Clinical Study of a Licensed Product that meets the definition of a Phase 2 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.

1.79.         “Phase 3 Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 3 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.80.         “PMDA” means the Pharmaceuticals and Medical Devices Agency and any successor agency thereto.

1.81.         “Priority Review Voucher” or “PRV” has the meaning set forth in Section 6.6.

1.82.         “Receiving Party” has the meaning set forth in Section 9.1.

1.83.         “Reference Quarter” has the meaning set forth in Section 6.3.2.(ii).

1.84.         “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.

1.85.         “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to the Licensed Product.

1.86.         “Regulatory Exclusivity” means any period of data, market or other regulatory exclusivity granted or otherwise authorized in respect of a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.87.         “ROFR” has the meaning set forth in the Section 2.8.

1.88.         “ROFR Exercise Period” has the meaning set forth in Section 2.8.

1.89.         “ROFR Notice” has the meaning set forth in Section 2.8.

1.90.         “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period beginning on the First Commercial Sale of such Licensed Product in such country and ending the latest of: (a) the expiration of the last Valid Claim of a Derived Patent in such country, (b)  the expiration of any Regulatory Exclusivity in such country for such Licensed Product, and (c) the tenth (10th) anniversary of the First Commercial Sale of a Licensed Product in such country.

1.91.         “Sales Milestone Event” has the meaning set forth in Section 6.2.2.

1.92.         “Sales Milestone Payments” has the meaning set forth in Section 6.2.2.

1.93.         “Sanofi” has the meaning set forth in the preamble hereto.

1.94.         “Sanofi Indemnitees” has the meaning set forth in Section 11.1.

1.95.         “Securities Regulator” has the meaning set forth in Section 9.2.4.

1.96.         “Sublicensee” means a Third Party that is granted a sublicense by Licensee in accordance with Section 2.3.

1.97.         “Sublicense Agreement” has the meaning set forth in Section 2.3.

1.98.         “Sublicense Revenue” means all non-royalty payments including upfront fees, annual or maintenance license fees, development and/or regulatory and/or sales milestones (net of any amount due to Sanofi under Section 6.2 (Milestones) for the identical milestone event), received by Licensee from a Third Party as consideration of the grant of a sublicense, but excluding (a) royalties on Net Sales (b) any funding payable as consideration for Development activities conducted by Licensee or its Affiliates or (c) operational funding, loans, or the purchase of shares in Licensee or its Affiliates at fair market value, or (d) reimbursement of patent expenses.

1.99.         “Term” has the meaning set forth in Section 12.2.

1.100.       “Termination Notice Period” has the meaning set forth in Section 12.3.

1.101.       “Territory” means worldwide (including all the countries and territories of the world).

1.102.       “Third Party” means any Person other than Sanofi, Licensee and their respective Affiliates.

1.103.       “Third Party Claims” has the meaning set forth in Section 11.1.

1.104.       “Third Party Offer” has the meaning set forth in Section 2.8.

1.105.       “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.106.       “Transfer Revenue” means all non-royalty payments including upfront fees, annual or maintenance license fees, development and/or regulatory and/or sales milestones (net of any amount due to Sanofi under Section 6.2 (Milestones) for the identical milestone event), received by Licensee from a Third Party as consideration of the transfer of its licenses granted herein, but excluding (a)[***] .

1.107.       “Transferred Materials” has the meaning set forth in Section 2.6 listed on listed on Schedule 2.6 (Transferred Materials).

1.108.       “Upfront Payment” has the meaning set forth in Section 6.1.

1.109.       “Upfront Payment Date” has the meaning set forth in Section 6.1.

1.110.       “USA” or “US” means the United States of America.

1.111.       “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application provided that Valid Claim shall exclude any such claim in such a pending application that has not been granted within seven (7) years following the earliest priority filing date for such claim (unless and until such claim is granted).

ARTICLE 2
GRANT OF RIGHTS

2.1.           Grants. Subject to Licensee’s compliance with this Agreement, Sanofi hereby grants to Licensee an exclusive (even as to Sanofi and its Affiliates) royalty-bearing license, with the right to grant sublicenses, under the Licensed Know-How to Exploit the Licensed Compound and the Licensed Product in the Field in the Territory.

2.2.           Retention of Rights. Sanofi retains, on behalf of itself and its Affiliates, the right to use the Licensed Know-How solely to conduct non-clinical research and to make and retain the Licensed Compounds in Sanofi’s compound library for general screening purposes. For the avoidance of doubt, notwithstanding the retention of rights, Sanofi and its Affiliates shall not (and shall not assist or grant any third party any right to) develop or commercialize any product that incorporates any of the Licensed Compounds.

2.3.           Sublicenses. Licensee shall have the unilateral right to sublicense its license and rights granted under Section 2.1 (Grants) to any of its Affiliates and any Third Parties without the consent of Sanofi. Licensee will provide Sanofi with a copy of each sublicense agreement (a “Sublicense Agreement”), and any amendment thereto, within [***] Business Days after its execution. Licensee shall, notwithstanding any sublicense granted under any Sublicense Agreement, remain liable to Sanofi for compliance with this Agreement. Licensee shall ensure that any Sublicense Agreement is consistent with the terms hereof. Licensee shall not structure any Sublicense Agreement, either alone or in connection with other assets owned or controlled by Licensee and/or its Affiliate in a single transaction or series of related transactions, in order to minimize or avoid making payment to Sanofi of Sublicense Revenue generated by granting a sublicense of its rights hereunder.

2.4.           No Implied Rights. Licensee and its Affiliates shall have no right, express or implied, with respect to any Patent, Information and Inventions, or other property of Sanofi or its Affiliates except as expressly provided in Section 2.1 (Grants).

2.5.           Disclosure and Digitalization of Licensed Know-How. Sanofi has disclosed Licensed Know-How to Licensee prior to the Effective Date of this Agreement under the CDA. Sanofi shall disclose and/or make available additional Licensed Know-How within [***] calendar days after the Effective Date by granting the Licensee download rights to a data room containing all digitalized Licensed Know-How, along with access to any Licensed Know-How not yet digitalized (“Additional Licensed Know-How”). Licensee shall reimburse Sanofi for the cost of the services set forth in Schedule 2.5 attached hereto for the digitalization services provided by a Third-Party service provider of Sanofi (“Digitalization Services”), to be paid by Licensee to Sanofi within [***] calendar days after digitalization is completed. Licensed Know-How will be provided in form and the language in which it was created. Licensee shall complete its download of the Licensed Know-How within [***] calendar days of being granted such download rights.

2.6.           Transferred Materials. Sanofi will transfer to Licensee certain limited quantities of non-GMP samples of the Licensed Compound listed in Schedule 2.6 (Transferred Materials) which Licensee may utilize in non-clinical studies at Licensee’s sole risk. Sanofi will deliver ([***]) the Transferred Materials within [***]calendar days after having received from Licensee all information necessary to deliver such Transferred Materials to Licensee (including without limitation, the Licensee’s preferred delivery address, contact name(s) and customs information), which Licensee shall provide to Sanofi within [***] calendar days after the Effective Date. Delivery of the Transferred Materials by Sanofi to Licensee shall not constitute a sale of the Transferred Materials. Licensee shall reimburse Sanofi for [***], including insurance, customs duties and any transfer tax that may become due in connection with the delivery of the Transferred Materials, and Licensee shall pay Sanofi’s invoice therefore within [***] days after receipt. All Transferred Materials are provided “AS IS”.

2.7.           Technical Assistance. For a period of [***] from the date which the Licensed Know-How is made available to Licensee (the “Assistance Period”), Sanofi shall provide technical assistance to Licensee by answering Licensee’s reasonable technical questions regarding the Licensed Compounds, to the extent Sanofi or its Affiliates are reasonably capable of providing such expertise available within Sanofi. Such technical assistance would be provided for no more than [***]during such Assistance Period.

2.8.           Sanofi Right of First Refusal. Sanofi shall have a right of first refusal to obtain from Licensee a license (or sublicense) under all (i) Derived Patents, and/or Licensee Patents, (ii) Licensee Know-How, and (iii) other Licensee’s properties that, in each case (clause (i)-(iii)), would be necessary and useful to Exploit a given Licensed Product in a given Indication in the Field in all or part of the Territory and/or which may include a sublicense of rights granted by Sanofi to Licensee herein (each a “ROFR”). Before Licensee accepts a bona fide license offer with respect to such rights from any Third Party (whether at the initiative of the Third Party or at the initiative of Licensee) (a “Third Party Offer”), Licensee shall first offer to Sanofi the opportunity to obtain such license based on the same terms offered by such Third Party. Licensee shall notify Sanofi of its intention to grant a license or sublicense with respect to such Licensed Product, which notice shall be delivered with notification of such Third Party Offer terms including (i) the identity of such Third Party, (ii) a description of the financial and other material terms, in aggregate, proposed by the Third Party Offer that would be reasonably useful for Licensee to determine its interests in entering into such license, and (iii) a Data Package (the “ROFR Notice”). Within a period of [***] Business Days of receipt of the ROFR Notice, Sanofi may accept the terms presented by Licensee (“ROFR Exercise Period”).

2.8.1.         ROFR Expiration Upon Entry of Sublicense. If (i) Sanofi notifies Licensee prior to the expiration of the ROFR Exercise Period that it elects not to accept the terms presented by Licensee (“a Declined ROFR”), or (ii) Sanofi accepts the terms, in aggregate, presented by Licensee during the ROFR Exercise Period but the Parties fail to reach a definitive agreement within [***]calendar days from the ROFR Notice, then Licensee shall be free to enter into such license with such Third Party on terms that are in the aggregate no less favorable than those presented to Sanofi. If Licensee enters into such license with the Third Party, then Sanofi’s ROFR rights and Licensee’s obligations under this Section 2.8 shall expire.

2.8.2.         ROFR Renewal [***] . Notwithstanding anything to the contrary herein, the Parties agree that if, prior to [***] (or, if [***] then prior to [***]), Licensee receives a Third Party Offer and Sanofi provides a Declined ROFR and subsequently if Licensee does not enter into such license with such Third Party within [***] months from the ROFR Notice, then the ROFR shall automatically renew.

2.8.3.         ROFR [***]. Sanofi shall only have the right to exercise the ROFR with respect to the first Third Party Offer received [***] (or, if [***]), and in the event Sanofi provides a Declined ROFR following receipt of the ROFR Notice for such first Third Party Offer then Sanofi’s ROFR rights and Licensee’s obligations under this Section 2.8 shall expire and no longer be of any force and effect with respect to any subsequent Third Party Offers.

ARTICLE 3
DEVELOPMENT AND REGULATORY

3.1.           Development.

3.1.1.         In General. Licensee shall be responsible to conduct all Development and regulatory activities (whether performed itself or through its Affiliates, sublicensees or subcontractors) for Licensed Compounds and Licensed Products in the Field in the Territory at its own cost and expense.

3.1.2.         Development Plan. An initial plan to Develop the Licensed Compounds and Licensed Products in the Field in the Territory is attached hereto as Schedule 3.1.2 (such plan and any updates thereto, the “Development Plan”), reflecting those Development and regulatory activities that Licensee reasonably believes, in good faith, are necessary in order for Licensee to satisfy its obligations under this Agreement. Licensee shall include in its annual report and update to the Development Plan detailing its completed and planned Clinical Studies, regulatory filings and other Development and regulatory activities. The Development Plan may be amended, modified or otherwise changed by Licensee from time to time in its sole discretion. The Development Plan shall unambiguously identify any Development and Regulatory Milestone Event that would trigger a Development and Regulatory Milestone Payment hereunder.

3.1.3.         Development Diligence. Licensee shall use Commercially Reasonable Efforts to Develop and obtain and maintain Market Approval for at least one Licensed Product in the Field in at least one Indication in the United States (and, after such Market Approval of a Licensed Product is received in the United States, at least one of the other Major Markets).

3.2.           Reports. Licensee shall deliver to Sanofi an annual update of its Development activities no later than the anniversary of the Effective Date of this Agreement, which report shall include (a) a detailed summary of Development activities conducted in such reporting period Calendar Year and (b) planned Clinical Studies and material regulatory filings or communications.

3.3.           Records. Licensee shall maintain (and cause its Affiliates, Sublicensees and subcontractors to maintain) all Regulatory Documentation in compliance with Applicable Law. Such Regulatory Documentation shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the applicable Development activities in a manner reasonably appropriate for its regulatory purpose and, when applicable, for use in connection with the Patent filing, prosecution and maintenance obligations under this Agreement. Such Regulatory Documentation shall be retained in accordance with Applicable Law.

3.4.           Compliance. Licensee shall perform (and cause its Affiliates, Sublicensees and subcontractors to perform) all of its Development activities under this Agreement in a good scientific manner and in compliance with all Applicable Laws.

3.5.           Development Subcontracting. Licensee may subcontract certain Development activities to qualified Third Parties as determined by Licensee in its sole discretion; provided that (a) Licensee shall use Commercially Reasonable Efforts to oversee the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in their timely and successful completion, (b) Licensee shall remain responsible for the performance of such activities in accordance with this Agreement and (c) any agreement pursuant to which Licensee engages a subcontractor for such Development activities must be in writing and its terms must be consistent in all material respects with, and subordinate to, this Agreement.

3.6.           Regulatory Matters; Regulatory Responsibilities. Licensee shall be solely responsible for all communications with the Regulatory Authorities throughout the Territory and all regulatory filings at its cost and expense and applications including all Drug Approval Applications shall be made in the name of, and owned by, Licensee or its Sublicensees.

ARTICLE 4
COMMERCIALIZATION

4.1.           In General. Licensee shall be responsible to Commercialize the Licensed Compound and Licensed Products in the Field in the Territory at its own cost and expense.

4.2.           Commercialization Report. Following the commencement of Commercialization activities under this Agreement by Licensee, its Affiliates or Sublicensees, as applicable, Licensee shall provide to Sanofi an annual report of Commercialization activities conducted with respect to the Licensed Compounds and Licensed Products for such preceding Calendar Year (a “Commercialization Report”), which Commercialization Report shall be delivered by the anniversary of the Effective Date. Each Commercialization Report must unambiguously identify the date of the First Commercial Sale of each Licensed Product in each country that occurred during the current reporting period and Licensee’s, its Affiliates and its Sublicensees’ plans for achieving the First Commercial Sale of each Licensed Product in each country during the next reporting period. Licensee’s Commercialization Reports are the Confidential Information of Licensee.

4.3.           Commercialization Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in each country within the Major Markets in which Market Approval has been obtained for such Licensed Product.

4.4.           Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products.

4.5.           Sales and Distribution. Licensee shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and shall perform all related services, in each case, in a manner consistent with the terms and conditions of this Agreement. Licensee shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Territory.

4.6.           Commercialization Subcontracting. Licensee may subcontract certain Commercialization activities to qualified Third Parties in its sole and absolute discretion; provided that (a) Licensee shall use Commercially Reasonable Efforts to oversee the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in their timely and successful completion, (b) Licensee shall remain responsible for the performance of such activities in accordance with this Agreement and (c) any agreement pursuant to which Licensee engages a subcontractor for such Commercialization activities must be in writing and its terms must be consistent in all material respects with, and subordinate to, this Agreement.

ARTICLE 5
MANUFACTURE AND SUPPLY

5.1.           In General. Licensee shall be responsible to Manufacture (whether performed itself or through its Affiliates, Sublicensees or subcontractors) its own supply of Licensed Compounds and Licensed Products at its own cost and expense.

5.2.           Manufacturing by Third Parties. Licensee may subcontract certain Manufacturing activities to qualified Third Parties; provided that (a) Licensee shall use Commercially Reasonable Efforts to oversee the performance by its subcontractors of the subcontracted Manufacturing activities in a manner that would be reasonably expected to result in their timely and successful completion, (b) Licensee shall remain responsible for the performance of such activities in accordance with this Agreement and (c) any agreement pursuant to which Licensee engages a subcontractor for such Manufacturing activities must be consistent in all material respects with this Agreement.

ARTICLE 6
PAYMENTS

6.1.           Upfront Payment. In consideration of the rights granted under Section 2.1 (Grants), Licensee shall pay to Sanofi a non-creditable, non-refundable upfront payment of five-hundred thousand U.S. dollars ($500,000) (the “Upfront Payment”) within thirty (30) Business Days of the Effective Date (the “Upfront Payment Date”).

6.2.           Milestones.

6.2.1.         Development and Regulatory Milestones. Licensee shall notify Sanofi of achievement of the development and regulatory milestone events described in the tables below (each a “Development and Regulatory Milestone Event”) within [***]calendar days of achievement thereof with respect to each Licensed Product. On a Licensed Product-by-Licensed Product basis, Licensee shall pay Sanofi the following non-refundable, non-creditable development and regulatory milestone payments described in the tables below for the applicable Licensed Product to achieve the corresponding Development and Regulatory Milestone Event (each a “Development and Regulatory Milestone Payment”) within [***] calendar days after receipt of an invoice therefor from Sanofi, which invoice Sanofi shall provide to Licensee following Sanofi’s receipt of notice from Licensee of the achievement of the applicable Development and Regulatory Milestone Event. Each Development and Regulatory Milestone Payment shall be payable only once for each Licensed Product that achieves such corresponding Development and Regulatory Milestone Event.

	Development and Regulatory Milestone Event	Development and Regulatory Milestone Payment (USD)
		1st Indication	2nd Indication
1.	[***]	[***] Dollars ($[***])	[***] Dollars ($[***])
2.	[***]	[***] Dollars ($[***])	[***] Dollars ($[***])
3.	[***]	[***] Dollars ($[***])	[***] Dollars ($[***])
4.	[***]	[***] Dollars ($[***])	$[***]
5.	[***]	[***] Dollars ($[***])	$[***]
6.	[***]	[***] Dollars ($[***])	$[***]

In the event that any of the Development and Regulatory Milestone Events 3, 4, 5 or 6 is achieved prior to either or both of Development and Regulatory Milestone Event(s) 1 and/or 2, then Development and Regulatory Milestone Events 1 and/or 2 will be deemed achieved when Development and Regulatory Milestone Events 3, 4, 5 or 6, whichever is earliest, is achieved, and the Development and Regulatory Milestone Payment for achievement of the corresponding Development and Regulatory Milestone Event(s) 1 and/or 2 shall become due and payable upon the achievement of Development and Regulatory Milestone Events 3, 4, 5 or 6, whichever is earliest, is achieved, subject to the notice and invoice obligations above.

In the event that Licensee, its Affiliate or Sublicensee, as applicable, combines a Phase 2 Clinical Study and a Phase 3 Clinical Study into a Phase 2/3 Clinical Study, then the Development and Regulatory Milestone Payments payable for achievement of each of the Development and Regulatory Milestone Events 2 and 3 (with respect to the start of a Phase 2 Clinical Study and a Phase 3 Clinical Study, respectively) shall both be payable at the start of such Phase 2/3 Clinical Study.

Nothing in this Section 6.2.1 (Development and Regulatory Milestones) shall be construed as to limit or otherwise cap any payments owed to Sanofi under any other provision of this Agreement, including without limitation Section 6.4 (Sublicense Revenue) and Section 6.5 (Transfer Revenue).

6.2.2.         Sales Milestones. Licensee shall notify Sanofi of achievement of each sales milestone event described in the table below with respect to all Licensed Products in the Territory in all Indications in a Calendar Year (each a “Sales Milestone Event”) within [***] calendar days after the end of the Calendar Year in which such Sales Milestone Event is first achieved. Licensee shall pay Sanofi the following non-refundable, non-creditable one-time sales milestone payments described in the table below for the first Calendar Year in which aggregate Net Sales of all Licensed Products in the Territory in all Indications in a Calendar Year exceed the applicable threshold for the corresponding Sales Milestone Event (each, a “Sales Milestone Payment”) within [***]calendar days after receipt of an invoice therefor from Sanofi, which invoice Sanofi shall provide to Licensee following Sanofi’s receipt of notice from Licensee of the achievement of the applicable Sales Milestone Event. Each Sales Milestone Payment described in the table below would be paid only once the first time such corresponding Sales Milestone Event is achieved.

Sales Milestone Event	Sales Milestone Payment (USD)
[***]	[***] Dollars ($[***])
[***]	[***] Dollars ($[***])
[***]	[***] Dollars ($[***])
[***]	[***] Dollars ($[***])

6.2.3.         Determination that Milestone Events Have Occurred. In the event that Licensee does not provide Sanofi notice of achievement of a particular Milestone Event as provided in Section 6.2.1 (Development and Regulatory Milestones) or Section 6.2.2 (Sales Milestones) (such notice a “Milestone Notice”) and Sanofi reasonably believes, in good faith, that such Milestone Event has been achieved by Licensee, its Affiliates or Sublicensees with respect to a Licensed Product, then Sanofi shall so notify Licensee in writing within [***] days after the date on which Sanofi reasonably believes, in good faith, that the applicable Milestone Notice was due and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. The achievement of any Milestone Event by an Affiliate of Licensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Licensee. If it is determined that the applicable Milestone Notice was due then Licensee shall pay Sanofi the non-refundable, non-creditable payment as provided in Section 6.2.1 (Development and Regulatory Milestones) or Section 6.2.2 (Sales Milestones), as applicable, within [***] calendar days after receipt of an invoice therefor from Sanofi. Any dispute under this Section 6.2 (Milestones) regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.6 (Dispute Resolution).

6.3.           Royalties.

6.3.1.         Royalty Rates. Licensee shall pay Sanofi royalties on a tier-by-tier basis on aggregate Net Sales in the Territory of Licensed Products for all Indications during the Royalty Term each Calendar Year (or partial Calendar Year), at the royalty rate specified below:

On that portion of Net Sales of applicable Licensed Product in the Territory in a Calendar Year that is:	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%

6.3.2.         Adjustments to Royalties.

(i)           Third Party License. On a Licensed Product-by-Licensed Product, Indication-by-Indication and country-by-country basis, if Licensee or any of its Affiliates or Sublicensees, as applicable, enter into a license or other arrangement with a Third Party pursuant to Section 7.3 (Third Party Licenses) or otherwise determine that it is necessary on the advice of counsel to obtain a license from any Third Party with respect to a Patent that is owned or Controlled by such Third Party (each, a “Third Party License”) in order to Exploit any Licensed Product, then the royalty payment that would otherwise be due to Sanofi in any Calendar Quarter shall be reduced, on a Calendar Quarter by Calendar Quarter basis, by the amount payable by Licensee under such Third Party License; provided that the royalty payments that would otherwise be due to Sanofi pursuant to Section 6.3.1 (Royalty Rate) with respect to a particular Calendar Quarter shall not be reduced by no more than [***] percent ([***]%).

(ii)           Generic Competition. On a Licensed Product-by-Licensed Product and country-by-country basis, if in any [***]during the Royalty Term following market entry of a Generic Product (defined below) in a country (“Generic Entry”), the Net Sales of such Licensed Product in such country after Generic Entry decline by [***] percent ([***]%) or more compared to the Net Sales of such Licensed Product in the [***]immediately preceding Generic Entry (the “Reference Quarter”), then the royalty payments that would otherwise be due to Sanofi pursuant to Section 6.3.1 (Royalty Rate) shall be reduced by [***] percent ([***]%) for the purpose of calculating the royalty payment owed to Sanofi, for as long as the Net Sales remains reduced by [***] percent ([***]%) or more compared to the Net Sales in the [***]. For the purposes of this Section 6.3.2(ii), “Generic Product” means, with respect to a Licensed Product sold by Licensee (or its Affiliates or Sublicensees, as applicable), (i) [***]or (ii) a [***] or (iii) a [***].

6.3.3.         Payment Dates and Reports. Royalty payments shall be made by Licensee within [***]calendar days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Sanofi, at the same time each such payment is made, a report showing: (a) the Net Sales of the Licensed Products by country in the Territory; (b) the basis for any deductions from Invoiced Sales to determine Net Sales; (c) the applicable royalty rates for the Licensed Products; (d) the exchange rates used in calculating any of the foregoing; and (e) a calculation of the amount of royalty due to Sanofi.

6.4.           Sublicense Revenue. Licensee shall pay Sanofi a percentage (as detailed below) of all non-royalty sublicense revenue, such as [***]and [***], received by Licensee as consideration for the grant of a sublicense to a Third Party in respect of the license and other rights granted to Licensee under Section 2.1 (Grants); provided, that (a) Sublicense Revenue shall not include reimbursement for [***], and (b) if Licensee receives a milestone payment from a sublicensee for any Milestone Event for which Licensee is required to pay a milestone payment to Sanofi, then [***] payment that Licensee is required to pay to Sanofi. Licensee shall pay Sanofi within [***] calendar days after the end of each Calendar Quarter in which such Sublicense Revenue is received by Licensee: (a) [***] percent ([***]%) of Sublicense Revenue for any sublicense granted prior to [***]of any Licensed Product; and (b) [***] percent ([***]%) of Sublicense Revenue for any sublicense granted after [***].

6.5.           Transfer Revenue. Licensee shall pay Sanofi a percentage (as detailed below) of all Transfer Revenue payable to Licensee by a Third Party as consideration for the assignment by Licensee to such Third Party of the license and other rights granted to Licensee under Section 2.1 (Grants) within [***] calendar days after such Transfer Revenue is received by Licensee. Licensee shall pay Sanofi: (a) [***] percent ([***]%) of Transfer Revenue for any assignment executed prior to [***] and (b) [***] percent ([***]%) of Transfer Revenue for any assignment executed after the start of [***]. No Transfer Revenue would be payable in the event of [***].

6.6.           Priority Review Voucher. If a Regulatory Authority, such as the FDA, awards a Priority Review Voucher (“Priority Review Voucher” or “PRV”) for a Licensed Product, and Licensee intends to sell the PRV, Sanofi will have the first right, but not the obligation, to purchase the PRV. In the event Sanofi elects to purchase the PRV, Sanofi shall pay, on an after-tax basis, to Licensee [***]. If Sanofi does not elect to purchase the PRV and Licensee subsequently decides to sell the PRV to a Third Party, Licensee will pay to Sanofi, [***].

6.7.           Mode of Payment; Current Conversion.

(i)              All payments to Sanofi under this Agreement shall be made by deposit of USD, unless otherwise expressly indicated, in the requisite amount to such bank account as Sanofi may from time to time designate by notice to Licensee.

(ii)             If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.

6.8.           Taxes. The Upfront Payment, milestone payments and other amounts payable by Licensee to Sanofi pursuant to this Agreement (collectively, “Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Sanofi alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental or Regulatory Authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental or regulatory authorization) at least [***]calendar days prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to Sanofi the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within [***] calendar days following such payment. Licensee shall be responsible for any sales or other similar tax that Sanofi may be required to collect with respect to the Payments.

6.9.           Interest on Late Payments. If any Payment due to Sanofi under this Agreement is not paid when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] basis points above the rate utilized by the United States Federal Reserve Bank), such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

6.10.         Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such books and records, until the later of three (3) years after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.11.         Audit. At the written request of Sanofi, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent certified public accountant retained by Sanofi at its sole cost and expense, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.10 (Financial Records). Such audits may not (a) be conducted for any Calendar Quarter more than three years after the end of such Calendar Quarter, (b) be conducted more than once in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such twelve (12)-month period) or (c) be repeated for any Calendar Quarter. Except as provided below, the cost and expense of any audit shall be borne solely by Sanofi, unless the audit reveals an underpayment of more than [***] percent [***] from the reported amounts, in which case Licensee shall reimburse Sanofi’s costs for the audit, and pay Sanofi’s invoice therefore within [***]calendar days. Unless disputed pursuant to Section 6.9 (Audit Dispute), if such audit concludes that additional payments are owed for the audited period, Licensee shall pay the additional amounts, with interest from the date originally due, within [***] calendar days after the date on which Sanofi delivers the auditor’s findings to Licensee.

6.12.         Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.11 (Audit), Sanofi and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] calendar days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such arbitration, as well as the initial audit, shall be borne between the Parties in such manner as the Accountant shall determine. Not later than [***] calendar days after such decision and in accordance with such decision, Licensee shall pay the additional amounts due (if any), with interest from the date originally due.

6.13.         Confidentiality. Sanofi shall treat all information provided by Licensee under this ARTICLE 6 (Payments) as Confidential Information of Licensee in accordance with ARTICLE 9 (Confidentiality) and Sanofi shall cause any accountant retained by Sanofi pursuant to Section 6.11 (Audit) or the Accountant, as applicable, to enter into a confidentiality agreement consistent with the terms of this Agreement and that includes an obligation to retain all such financial information it receives from the Parties in confidence.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1.           Ownership of Arising Information and Inventions. As between the Parties, Licensee shall solely own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of Licensee or any of its Affiliates and/or its and their respective employees and agents under or in performance of the exercise of the licenses granted to Licensee pursuant to Section 2.1 (Grants) under this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

7.2.           Derived Patents. Licensee shall solely own and have the sole right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Derived Patents in the Territory, at its sole cost and expense. Licensee shall notify Sanofi each Calendar Quarter of its intention to file any such Derived Patent in the [***]and of any Derived Patents filed since the date of the prior such notice. To the extent necessary, Sanofi shall cooperate with Licensee to file Derived Patents by providing evidence of assignment of rights from Sanofi’s inventor employees.

7.3.           Third Party Licenses. If, in the reasonable opinion of counsel to Licensee, the Exploitation of the Licensed Product in the Field in the Territory or other exercise of the licenses and rights granted to Licensee under this Agreement, in each case, by Licensee or any of its Affiliates or Sublicensees, infringes or misappropriates, whether threatened or actual, any Patent or any intellectual property right owned or Controlled by a Third Party in any country in the Territory, such that Licensee or any of its Affiliates or Sublicensees cannot reasonably Exploit the Licensed Product in such country or otherwise exercise Licensee’s licenses and other rights granted under this Agreement without infringing or misappropriating, whether threatened or actual, the Patent or intellectual property right of such Third Party, then Licensee shall have the right to enter into such license or other arrangement with such Third Party at its sole discretion; provided, that Licensee shall be solely responsible for all license fees, milestones, royalties or other such payments due to such Third Party. (collectively, “Third Party Payments”).

7.4.           Product Trademarks.

7.4.1.         Selection and Ownership of Product Trademarks. Subject to Section 2.4 (No Implied Rights), Licensee shall have the right to select and own any and all Trademarks with respect to a Licensed Product (each, a “Product Trademark”) to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory.

7.4.2.         Maintenance and Prosecution of Product Trademarks. Licensee shall be responsible for the registration, prosecution, and maintenance of Product Trademarks, at its cost and expense.

7.4.3.         Enforcement of Product Trademarks. Licensee shall have the right to take action against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Licensee shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.4.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.4.4.         Third Party Claims. Licensee shall have the right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensee shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.4.4 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

ARTICLE 8
PHARMACOVIGILANCE AND SAFETY

8.1.           Global Safety Database. Licensee shall set up, hold, and maintain (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Territory. Where required by Applicable Law, and on Sanofi’s written request, Licensee shall grant Sanofi access to such global safety database for the Licensed Products.

8.2.           Pharmacovigilance Agreement. Where required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement.

ARTICLE 9
Confidentiality AND Non-Disclosure

9.1.           Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party its Sublicensees, and with respect to both Parties their respective officers, directors, employees and agents (collectively “Representatives”) to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products (including the Regulatory Documentation and Market Approvals and any information or data contained therein), any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Representatives of a Receiving Party, and in the case of Licensee as the Receiving Party its Sublicensees, to whom information is disclosed shall (i) be subject to the obligations of confidentiality and non-disclosure under this Agreement, (ii) be informed of the confidential nature of the Confidential Information so disclosed, and (iii) agree to hold such Confidential Information in confidence subject to the terms hereof. Notwithstanding the foregoing, Confidential Information shall not include any information that:

9.1.1.         is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

9.1.2.         can be evidenced by the Receiving Party’s records maintained in the ordinary course of business to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

9.1.3.         can be evidenced by the Receiving Party’s records maintained in the ordinary course of business that such information is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

9.1.4.         can be evidenced by its records maintained in the ordinary course of business to have been independently developed by or for the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2.           Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

9.2.1.         necessary to comply with Applicable Law including disclosure that a Party is compelled to make in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance with Applicable Law; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that, in the reasonable opinion of the Receiving Party’s counsel, is legally required to be disclosed in response to such court or governmental order;

9.2.2.         made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval;

9.2.3.         made by the Receiving Party to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement;

9.2.4.         necessary to comply with the rules and regulations of the U.S. Securities and Exchange Commission (or any securities exchange in any jurisdiction in the Territory) applicable to a Party (each, a “Securities Regulator”), which disclosure is, in the reasonable opinion of the Receiving Party’s counsel, necessary for compliance with the requirements of such securities exchange, and, in connection therewith, each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, such Securities Regulators (or a redacted copy thereof if permitted) in accordance with Applicable Law and the rules and regulations of such Securities Regulator, provided that if a Party intends to submit this Agreement to, or intends to file this Agreement with, any Securities Regulator, such Party agrees to engage in a reasonable consultation, on not less than [***] Business Days’ advance notice (further provided that such advance notice shall be [***] Business Days’ during the months of [***] and [***]) unless required sooner to comply with Applicable Law and the rules and regulations of such Securities Regulator, with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement or other Confidential Information related to this Agreement to be disclosed to such Securities Regulator;

9.2.5.         made by the Receiving Party to actual or prospective acquirers, merger candidates, or investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) each such Third Party signs an agreement that contains obligations that are substantially similar to the Receiving Party’s obligations hereunder, and (b) each such Third Party to whom information is disclosed shall (i) be subject to obligations of confidentiality and non-disclosure no less restrictive than those under this Agreement, (ii) be informed of the confidential nature of the Confidential Information so disclosed, and (iii) agree to hold such Confidential Information in confidence subject to the terms thereof.

9.3.           Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party, in each instance such approval shall not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 (Use of Name) shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors pursuant to Section 9.2.5, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this ARTICLE 9 (Confidentiality)) or (c) with respect to which the prior written consent of the other Party has previously been obtained for and applies to such disclosure. Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 9 (Confidentiality).

9.4.           Press Releases. Licensee may issue a press release in the form annexed hereto as Schedule 9.4 to be released following the Effective Date as required by Applicable Law. Except as otherwise permitted in accordance with Section 9.2 (Permitted Disclosures), no Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party. If a Party wishes to issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, then such Party shall provide the other Party reasonable opportunity to review and comment on any such press release or public communication at least [***]Business Days in advance thereof (to the extent permitted under Applicable Law), and further provided that the period of review and comment shall notwithstanding the foregoing be [***] Business Days during the months of [***] and [***] unless required sooner under Applicable Law), and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication. This Section 9.4 (Press Releases) shall not apply with respect to information that has been previously disclosed by any Party publicly.

9.5.           Publications. Any publication of papers regarding the Licensed Compounds made by or on behalf of [***] shall, acknowledge the contributions of [***] according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

9.6.           Destruction of Confidential Information. Within [***] after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, pursuant to Applicable Law or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1.         Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1.       Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary corporate and other action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c)  when this Agreement has been duly executed and delivered by such Party constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

10.1.2.       Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.2.         Representations and Warranties of Sanofi. Sanofi hereby represents and warrants to the other Party as follows:

10.2.1.       Licensed Know-How. Sanofi or its Affiliates Controls the Licensed Know-How set forth in Schedule 1.61.

10.2.2.       License. Sanofi has the right to grant the exclusive licenses and rights granted to Licensee hereunder on its own behalf and on behalf of its Affiliates.

10.3.         Representations, Warranties and Covenants of Licensee. Neither Licensee nor any of its Affiliates has been debarred or is subject to debarment and neither Licensee nor any of its Affiliates will knowingly use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Sanofi in writing promptly within [***] Business Days if it or any Persons, to Licensee’s knowledge, who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing activities hereunder.

10.4.         DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS AND WARRANTIES), NEITHER PARTY MAKES ANY REPRESENTATIONS NOR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5.         ADDITIONAL WAIVER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 10, LICENSEE AGREES THAT: (A) THE LICENSED KNOW-HOW IS LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS”, AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED KNOW-HOW; (B) SANOFI MAKES NO REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OF the licensed know-how; (C) LICENSEE is solely responsible for determining whether the Licensed KNOW-HOW HAS applicability or utility in LICENSEE’s CONTEMPLATED EXPLOITATION OF LICENSED PRODUCTS, and LICENSEE assumes all risk and liability in connection with such determination; (D) THE TRANSFERRED MATERIALS ARE SOLD “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR CLAIM AS TO THE QUALITY OF FITNESS FOR A PARTICULAR PURPOSE OF THE transferred materialS; (E) LICENSEE AGREES THAT SANOFI shall have no liability to LICENSEE for the use of the TRANSFERRED MATERIALS; (F) LICENSEE is solely responsible for determining whether the transferred MATERIALS have applicability or utility in LICENSEE’s CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, and LICENSEE assumes all risk and liability in connection with such determination.

ARTICLE 11
Indemnity

11.1.         Indemnification of Sanofi. Licensee shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of this Agreement, (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Licensee or any of its Affiliates; except with respect to any Third Party Claim for which Sanofi has an obligation to any Licensee Indemnitee pursuant to Section 11.2; provided, that, in the event that Licensee also has an obligation to any Sanofi Indemnitee with respect to such Third Party Claim pursuant to this Section 11.1, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.2.         Indemnification of Licensee. Sanofi shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Sanofi of this Agreement; and (b) the gross negligence or willful misconduct on the part of any Sanofi Indemnitee; except with respect to any Third Party Claim for which Licensee has an obligation to any Sanofi Indemnitee pursuant to Section 11.1; provided, that, in the event that Sanofi also has an obligation to any Licensee Indemnitee with respect to such Third Party Claim pursuant to this Section 11.2, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.3.         Notice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Licensee Indemnitee shall be made solely by Sanofi or Licensee, as applicable (each of Sanofi or Licensee in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claims or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 (Indemnification of Sanofi) or Section 11.2 (Indemnification of Licensee), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice unless such delay materially prevents the Indemnified Party from performing its obligations under this ARTICLE 11. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all communications, notices, papers and official documents received in respect of any Losses and Third Party Claims.

11.4.         Control of Defense.

11.4.1.       Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

11.4.2.       Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

11.4.3.       Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

11.4.4.       Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Sanofi Indemnitee or Licensee Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.4.5.       Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Licensee Indemnitee, as applicable.

11.5.         Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR IN THE CASE OF LICENSEE, ITS SUBCONTRACTORS AND/OR SUBLICENSEES), OR WITH RESPECT TO A BREACH OF ARTICLE 9 (CONFIDENTIALITY), NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE RESEARCH, DEVELOPMENT, MANUFACTURE, COMMERCIALIZATION, EXPLOITATION, USE OR SALE OF THE LICENSED COMPOUNDS OR THE LICENSED PRODUCTS UNDER THIS AGREEMENT OR (B) THE USE OF OR REFERENCE TO THE LICENSED KNOW-HOW OR THE TRANSFERRRED MATERIALS.

11.6.         Insurance. Licensee shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 12
Term and Termination

12.1.         Effective Date. This Agreement is entered into and shall become effective on the Effective Date.

12.2.         Term.

12.2.1.       This Agreement shall commence of the Effective Date and, unless earlier terminated in accordance with this ARTICLE 12, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”).

12.2.2.       Upon expiry of the Term, the license granted to Licensee in Section 2.1 (Grants) with respect to the considered Licensed Product in the applicable country will become fully paid-up, perpetual and irrevocable.

12.3.         Termination of this Agreement for Material Breach. In the event that either Party materially breaches this Agreement (such Party, the “Breaching Party”), non-limitingly including with respect to Licensee’s diligence obligations, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in part or its entirety upon sixty (60) calendar days’ prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a ten (10) calendar-day cure period.

12.4.         Termination by Licensee for Convenience. Licensee shall have the right to terminate this Agreement for convenience by providing Sanofi with at least sixty (60) days prior written notice; provided, however, that Sanofi shall be entitled to any and all payments due and owed to Sanofi prior to the effective date of termination of the Agreement in accordance with Section 12.7 (Consequences of Termination).

12.5.         Termination Upon Insolvency. Sanofi may terminate this Agreement if, at any time, Licensee (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] calendar days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.

12.6.         Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.

12.7.         Consequences of Termination. In the event of a termination of this Agreement in its entirety:

12.7.1.       all rights and licenses granted by Sanofi hereunder shall immediately terminate; and

12.7.2.       to the extent requested in writing by Sanofi, Licensee shall promptly:

(i)           where permitted by Applicable Law, assign to Sanofi all of its right, title and interest in and to, and transfer possession to Sanofi of, all Regulatory Documentation (including, for clarity, Market Approvals) then in its name applicable to any Licensed Product in the Territory; and

(ii)           notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (i) above.

12.7.3.       by Sanofi pursuant to Section 12.3 (Termination of this Agreement for Material Breach), the Parties shall negotiate in good faith a royalty-bearing license to be granted by Licensee to Sanofi under Licensee’s Patents and Know-How to enable Sanofi to Exploit the Licensed Products.

12.8.         Accrued Rights; Surviving Obligations.

12.8.1.       Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.8.2.       Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 6.11 (Audit); Section 6.12 (Audit Dispute); Section 6.13 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 12.2.1 (Term) solely with respect (b) provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this Agreement; Section 12.7.2 (Consequences of Termination, to the extent requested in writing by Sanofi); Section 12.7.3 (Consequences of Termination); and this Section 12.8 (Accrued Rights; Surviving Obligations); ARTICLE 1 (Definitions) to the extent necessary to give effect to surviving provisions; ARTICLE 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; ARTICLE 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1 (Confidentiality Obligations) and Section 9.6 (Destruction of Confidential Information); ARTICLE 11 (Indemnity), provided that Section 11.6 (Insurance) shall survive only with respect to insurable events which occurred during the period prior to termination or expiration; and ARTICLE 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

ARTICLE 13
Miscellaneous

13.1.         Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event in writing within [***]days after the occurrence of such Force Majeure Event stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement upon written notice thereof to the other Party.

13.2.         Alliance Managers. Within [***] calendar days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Licensee’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

13.3.         Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

13.4.         Assignment.

13.4.1.       Assignment By Sanofi. Sanofi may sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement, or any of its rights or obligations hereunder in whole or in part, (a) to one (1) or more of its Affiliates, (b) to Sanofi’s successor in interest in connection with any Change of Control, or (c) in connection with any sale or other disposition of all or substantially all of the assets of Sanofi to which this Agreement relates to one or more Third Parties in one transaction or a series of related transactions. Any attempted assignment, delegation or otherwise in violation of this Section 13.4.1 (Assignment By Sanofi) shall be void and of no effect.

13.4.2.       Assignment By Licensee. Licensee may sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement, or any of Licensee’s rights or obligations hereunder in whole or in part (a) to one or more of Licensee’s Affiliates, (b) to Licensee’s successor in interest in connection with any Change of Control, or (c) in connection with any sale or other disposition of all or substantially all of the assets of Licensee to which this Agreement relates to one or more Third Parties in one transaction or a series of related transactions. Any attempted assignment, delegation or otherwise in violation of this Section 13.4.2 (Assignment By Licensee) shall be void and of no effect.

13.5.         Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.6.         Dispute Resolution. If a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***] calendar days from the date such dispute is first referred to the Executive Officers. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] calendar day period, either Party may submit such Dispute to the competent courts of the State of New York in accordance with Section 13.7 (Governing Law, Jurisdiction, Venue and Service) and seek any such remedies as may be available at law or equity. Notwithstanding anything in this Agreement to the contrary, nothing shall prevent either Party from exercising its rights in accordance with Section 13.7 and/or Section 13.11 (Equitable Relief) immediately if litigation is necessary to prevent irreparable harm to that Party.

13.7.         Governing Law, Jurisdiction, Venue and Service.

13.7.1.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [***], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of [***].

13.7.2.       Jurisdiction. Subject to Section 13.6 (Dispute Resolution) and Section 13.11 (Equitable Relief), the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of [***] for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.7.3.       Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of [***], and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.7.4.       Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 (Jurisdiction) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.8.         Notices.

13.8.1.       Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 (Jurisdiction) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7 (Governing Law, Jurisdiction, Venue and Service). Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 13.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.8.2.       Address for Notice.

If to Licensee, to:

Attention: Chief Financial Officer (Sarah Romano)

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, Florida 33431 USA

Telephone: [***]

Email: [***]

with a copy to (which shall not constitute notice)

Attention: SVP, Corporate Development (Martin Krusin)

Telephone: [***]

Email: [***]

If to Sanofi, to:

[***]

Attention: [***]

Telephone: [***]

Email: [***] (which does not constitute notice)

13.9.         Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including, but not limited to, the CDA, and as of the Effective Date, any and all disclosures of Confidential Information between the Parties (including information disclosed pursuant to the CDA) shall be governed by this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10.       English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.11.       Equitable Relief. The Parties acknowledge and agree that the terms and conditions set forth in ARTICLE 7 and ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 7 or ARTICLE 9 may result in irreparable injury to such other Party for which there may be no adequate remedy. In the event of a breach or threatened breach of any provision of ARTICLE 7 or ARTICLE 9 the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction, injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.11 is intended, or should be construed, to limit either Party’s right to seek legal or equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.12.       Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

13.13.       No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

13.14.       Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.15.       Relationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably conditioned, withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.16.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

13.17.       References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

13.18.       Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

13.19.       Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of the relevant Party); provided that such Party will be responsible for its Affiliates’ performance hereunder.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Sanofi	First Wave BioPharma, Inc.

By:	By:
Name:	Name:
Title:	Title:

Schedule 1.60

Licensed Compound(s)

[***]

Schedule 1.61

Licensed Know-How

[***]

Schedule 1.73

[***]

Schedule 2.5

Digitalization Services

[***]

Schedule 2.6

Transferred Materials

[***]

Schedule 3.1.2

Development Plan

[***]

Schedule 9.4

Press Release

First Wave BioPharma Announces Exclusive Global License Agreement for Capeserod from Sanofi

First Wave to develop and repurpose Capeserod for gastrointestinal (GI) indications based on AI-empowered analyses, expanding the company’s GI-focused pipeline

BOCA RATON, Fla. September XX, 2023 -- First Wave BioPharma, Inc., (NASDAQ:FWBI), (“First Wave” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced an agreement with Sanofi (NASDAQ: SNY) to license Capeserod, a selective 5-HT4 receptor partial agonist, which First Wave will repurpose and develop for gastrointestinal (GI) indications.

Under the terms of the agreement, First Wave will receive from Sanofi an exclusive, global license for Capeserod and will assume responsibility for all future clinical development. The licensing agreement, which includes a modest upfront payment, backend milestone payments and single digit royalties on net sales, provides a right of first refusal for Sanofi to reacquire Capeserod following certain stages of clinical development and to commercialize the product.

Sanofi’s research on Capeserod and the subsequent artificial intelligence (AI)-empowered analyses suggest that the drug’s mechanism of action has potential applications for several gastrointestinal disorders in multibillion-dollar markets where there are significant unmet clinical needs. Sanofi previously conducted seven Phase 1 and two Phase 2 trials investigating the potential of Capeserod for neurological disorders. In these trials, involving over 600 patients, Capeserod appeared safe and well-tolerated. First Wave will immediately request a meeting with the U.S. Food and Drug Administration (FDA) to establish a development and regulatory pathway for Capeserod in GI diseases with the intent to initiate clinical trials in 2024.

“Securing an exclusive, worldwide license from Sanofi for Capeserod is potentially a transformative event for First Wave that adds a drug with a well-documented safety profile to our GI-focused development pipeline,” stated James Sapirstein, President and CEO of First Wave. “Capeserod has been investigated in multiple clinical trials involving over 600 patients and through this research and AI-based analyses evidence emerged suggesting the drug possesses a unique mechanism of action that is applicable to several GI indications underserved by currently available therapeutics. We intend to immediately initiate discussions with the FDA focused on a development and regulatory plan that would enable us to begin Phase 2 clinical trials of Capeserod in 2024.”

Mr. Sapirstein continued: “First Wave is excited by the opportunity to advance the development of Capeserod in this new indication, and we are supportive of Sanofi’s outlook on AI and its potential to expand the druggable universe, expedite the drug screening process to find disease drivers and potential drug candidates, and lower R&D expenses.”

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple Phase 2 clinical stage programs built around three proprietary technologies – Capeserod, a selective 5-HT4 receptor partial agonist which First Wave will pursue for gastrointestinal (GI) indications; the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency; and niclosamide, an oral small molecule with anti-inflammatory properties for patients with inflammatory bowel diseases such as ulcerative colitis and Crohn’s disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.

David Schemelia

(609) 468-9325

dschemelia@tiberend.com